Exhibit 4

EXECUTION VERSION

LIMITED GUARANTEE

This Limited Guarantee, dated as of August 22, 2016 (this “Limited Guarantee”), is made by Michael Tao Song (“Mr. Song”), Mobi Joy Limited (“Mobi Joy) and Xplane Ltd. (“Xplane,” and each of Mr. Song and Mobi Joy, a “Guarantor” and collectively, the “Guarantors”), in favor of Sky-mobi Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Guaranteed Party”). Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement (as defined below), except as otherwise provided herein.

1.             LIMITED GUARANTEE.

(a)           To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) among Amber Shining Investment Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), Power Rich Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), each of the Guarantors, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, severally and not jointly, as a primary obligor and not merely as surety to the Guaranteed Party, the due and punctual payment when due of such percentage, as set forth opposite such Guarantor’s name on Schedule A hereto (such percentage, with respect to such Guarantor being such Guarantor’s “Guaranteed Percentage”), of all of the payment obligations of Parent and Merger Sub under the Merger Agreement in respect of (i) the Parent Termination Fee pursuant to Section 9.03(b) of the Merger Agreement and (ii) reasonable and documented indemnification, reimbursement and expense obligations of Parent under Section 7.15 of the Merger Agreement, if, as and when such obligations become payable and due in accordance with the terms thereof (as such payment obligations may be modified, amended, waived or terminated in accordance with the terms of the Merger Agreement, the “Guaranteed Obligations”); provided that in no event, other than as expressly set forth in Section 1(c), shall the Guarantors’ aggregate liabilities under this Limited Guarantee exceed US$2,000,000 (the “Cap”), it being understood that this Limited Guarantee may not be enforced against the Guarantors without giving effect to the Cap (and to the provisions of Sections 7 and 8 hereof). The Guaranteed Party hereby agrees that, other than as expressly set forth in Section 1(c), in no event shall the Guarantors be required to pay any Person under, in respect of, or in connection with, this Limited
Guarantee an amount in excess of the Cap or, with respect to each Guarantor, an amount in excess of such amount as set forth opposite such Guarantor’s name on Schedule A hereto (such amount, with respect to such Guarantor being such Guarantor’s “Guaranteed Amount”). The Guaranteed Party acknowledges that the Guarantors shall not have any obligation or liability to the Guaranteed Party relating to, arising out of or in connection with this Limited Guarantee or the Merger Agreement other than as expressly set forth herein. This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantors acknowledge that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement partly in reliance upon the execution of this Limited Guarantee.

(b)           Each Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind. If Parent or Merger Sub fails to discharge any Guaranteed Obligations when due, then then all of the Guarantors’ liabilities to the Guaranteed Party hereunder in respect of such Guaranteed Obligations shall become immediately due and payable and each Guarantor shall, on the Guaranteed Party’s demand, forthwith pay to the Guaranteed Party such Guarantor’s Guaranteed Percentage of the Guaranteed Obligations (up to such Guarantor’s Guaranteed Amount), and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent or Merger Sub has failed to discharge the Guaranteed Obligations, take any and all actions available hereunder or under applicable Law to collect such Guarantor’s liabilities hereunder in respect of its Guaranteed Percentage of the Guaranteed Obligations, subject to such Guarantor’s Guaranteed Amount.

(c)           Each Guarantor agrees, severally but not jointly, to pay on demand its Guaranteed Percentage of all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder in the event (i) the Guarantors assert in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) the Guarantors fail or refuse to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that the Guarantors are required to make such payment hereunder, which obligations will be in addition to the Guaranteed Obligations and not subject to the Cap or the Guaranteed Amount set forth in Section 1(a).

(d)           In furtherance of the foregoing, each Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against such Guarantor for the full amount of such Guarantor’s Guaranteed Percentage of the Guaranteed Obligations (subject to such Guarantor’s Guaranteed Amount), regardless of whether any such action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions.

2.             NATURE OF GUARANTEE. Each Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect such Guarantor’s obligations hereunder. In the event that any payment from such Guarantor to the Guaranteed Party in respect of the Guaranteed Obligations is rescinded or must otherwise be, and is, returned to such Guarantor for any reason whatsoever, such Guarantor shall remain liable hereunder with respect to its Guaranteed Percentage of the Guaranteed Obligations as if such payment had not been made. This Limited Guarantee is an unconditional guarantee of payment and not of collection. This Limited Guarantee is a primary and original obligation of each Guarantor (subject to such Guarantor’s Guaranteed Amount) and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against any Guarantor hereunder.

3.             CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.

(a)           Each Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of any portion of the Guaranteed Obligations, and may also make any agreement with Parent or Merger Sub, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any other agreement between the Guaranteed Party and Parent, Merger Sub or such other Person without in any way impairing or affecting such Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. Each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay, subject to Section 7, on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, or any other Person interested in the transactions contemplated by the Merger Agreement; (ii) any change in the time, place or manner of payment of any portion of the Guaranteed Obligations, or any recession, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof; (iii) any addition, substitution, legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of such Guarantor with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations in accordance with their terms, or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent under the Merger Agreement) of any Person now or hereafter liable with respect to any portion of the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, (iv) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to any of the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (vi) except as expressly provided herein, the existence of any claim, set-off or other right which such Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise (other than as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent under the Merger Agreement); (vii) any other act or omission that may in any manner or to any extent vary the risk of, or to, such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity (other than a discharge of such Guarantor with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations in accordance with their terms, or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent under the Merger Agreement); (viii) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations or (ix) the value, genuineness, validity, regularity, illegality or enforceability of the Merger Agreement. Each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices expressly required to be provided to Parent or Merger Sub pursuant to the Merger Agreement or this Limited Guarantee), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect or any right to require the marshalling of assets of Parent or Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement and all suretyship defenses generally. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(b)           Notwithstanding anything to the contrary contained in this Limited Guarantee but subject to Section 3(a)(v), the Guaranteed Party hereby agrees that the Guarantors shall have all defenses to the payment of their obligations under this Limited Guarantee (which in any event shall be subject to the Cap) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the payment of the Guaranteed Obligations, as well as any defenses in respect of any fraud or knowing and intentional breach of the Guaranteed Party or its Affiliates, including, without limitation, to the extent Parent and Merger Sub are relieved of all or any portion of their respective payment obligations under the Merger Agreement, by satisfaction thereof or pursuant to any other agreement with the Guaranteed Party, in which such case the Guarantors shall be similarly relieved, only to such corresponding extent, of their obligations under this Limited Guarantee.

(c)           Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent or Merger Sub for any Guaranteed Obligations prior to proceeding against any Guarantor hereunder, and the failure or delay by the Guaranteed Party to pursue or enforce any rights or remedies against, or assert any claim or demand against, Parent or Merger Sub shall not relieve any Guarantor of its liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

4.             REPRESENTATIONS AND WARRANTIES.

Each Guarantor hereby, severally and not jointly, represents and warrants that:

(a)           if such Guarantor is an individual, he or she has full legal capacity, right and authority to execute and deliver this Limited Guarantee and to perform his or her obligations hereunder, and if such Guarantor is not an individual, (i) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to execute, deliver and perform this Limited Guarantee and (ii) the execution, delivery and performance of this Limited Guarantee has been duly authorized by all necessary action on such Guarantor’s part and do not contravene any provision of such Guarantor’s organizational documents (if such Guarantor is not an individual) or any Law applicable to such Guarantor, in each case, as applicable, for which such contravention would be reasonably likely to materially prevent, impair or delay such Guarantor’s performance of its obligations hereunder;

(b)           except as is not, individually or in the aggregate, reasonably likely to prevent, impair or delay such Guarantor’s performance of its obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor has been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c)           assuming due execution and delivery of this Limited Guarantee by the Company, this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception; and

(d)           such Guarantor has the financial capacity to pay and perform its obligations when due under this Limited Guarantee, and all funds necessary for such Guarantor to fulfill its obligations under this Limited Guarantee shall be available to such Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof.

5.           NO ASSIGNMENT. None of the Guarantors nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person, in whole or in part (except by operation of Law) without the prior written consent of the Guaranteed Party (in the case of an assignment or delegation by the Guarantors) or the Guarantors (in the case of an assignment or delegation by the Guaranteed Party). Any attempted assignment in violation of this Section 5 shall be null and void.

6.           NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to the Guarantors:

Michael Tao Song

c/o Xplane Ltd. and Mobi Joy Limited

10/F, Building B, United Mansion

No. 2 Zijinghua Road

Hangzhou, Zhejiang 310013

People’s Republic of China

Tel +86 571 8777 0978

With a copy to (which alone shall not constitute notice):

Fang Xue

Gibson, Dunn & Crutcher LLP
Unit 1301, Tower 1, China Central Place

No. 81 Jianguo Road, Chaoyang District

Beijing, 100025, P.R.C.

Tel +86 10 6502 8600

Fax +86 10 6502 8510

If to the Guaranteed Party, as provided in the Merger Agreement.

7.             CONTINUING GUARANTEE. Subject to Section 3(c), this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect, and shall continue to be binding on the Guarantors and their successors or assigns until the Guaranteed Obligations have been paid in full. Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, this Limited Guarantee shall terminate and the Guarantors shall have no further obligations under or in connection with this Limited Guarantee as of the earliest of: (a) the Effective Time; (b) in the case of a termination of the Merger Agreement in accordance with its terms, in circumstances other than pursuant to which Parent and/or Merger Sub would be required pursuant to the Merger Agreement to make any payment of any Guaranteed Obligations, upon such termination; and (c) in the case of a termination of the Merger Agreement in circumstances pursuant to which Parent and/or Merger Sub would be required pursuant to the Merger Agreement to make any payment of any Guaranteed Obligations, the date falling 90 days after such termination (unless, in the case of clause (c) above, the Guaranteed Party has previously made a claim under this Limited Guarantee prior to such date, in which case this Limited Guarantee shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Guarantors of any obligations finally determined or agreed to be owed by the Guarantors, consistent with the terms hereof). Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding that (i) the provisions of Section 1 hereof limiting the Guarantors’ liability to the Cap and limiting the Guaranteed Party’s enforcement hereof to the payment of money only, (ii) the provisions of this Section 7 or Section 8 hereof are illegal, invalid or unenforceable in whole or in part, (iii) any Guarantor is liable in excess of its Guaranteed Percentage of the Guaranteed Obligation, (iv) the Guarantors are collectively liable to a greater extent than the Cap, or (v) any theory of liability against any Guarantor or any Non-Recourse Party (as defined in Section 8 hereof) with respect to the Merger Agreement or the transactions contemplated thereby or the liability of any Guarantor under the Limited Guarantee, other than Retained Claims (as defined in Section 8 hereof) asserted by the Guaranteed Party against any Guarantor or the Non-Recourse Parties against which such Retained Claims may be asserted pursuant to Section 8, then: (x) the obligations of the Guarantors under or in connection with this Limited Guarantee shall terminate void ab initio and be null and void, (y) if any Guarantor has previously made any payments under or in connection with this Limited Guarantee, it shall be entitled to recover and retain such payments, and (z) neither any Guarantor nor any Non-Recourse Parties shall have any liability whatsoever (whether at Law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other Person in any way under or in connection with this Limited Guarantee, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Merger Agreement, or the transactions contemplated hereby or thereby.

8.             NO RECOURSE. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person other than the Guarantors (and any permitted assignees hereof) has any obligations hereunder and that, notwithstanding that any Guarantor may be a partnership, limited liability company or corporation, the Guaranteed Party has no right of recovery under this Limited Guarantee or in any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, Affiliates (other than any assignee under Section 5), members, managers, or general or limited partners of any of the Guarantors, Parent, Merger Sub or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than any assignee under Section 5), agent, advisor, or representative of any of the foregoing (each a “Non-Recourse Party”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, and the Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery and claims that the Guaranteed Party has in respect of the Merger Agreement, this Limited Guarantee or the transactions contemplated thereby are its rights to recover from, and assert claims against, (a) Parent and Merger Sub and their respective successors and assigns under and to the extent expressly provided in the Merger Agreement, and (b) the Guarantors (but not any Non-Recourse Party) and each of their successors and assigns under and to the extent expressly provided in this Limited Guarantee and subject to the Cap and other limitations described herein (claims against (a) and (b) collectively, the “Retained Claims”); provided that in the event any Guarantor (x) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the aggregate sum of such Guarantor’s remaining net assets plus uncalled capital is less than an amount equal to its Guaranteed Amount as of the time of such transfer, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such Person, as the case may be, but only if such Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of such Guarantor hereunder. The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs. Recourse against the Guarantors under and pursuant to the terms of this Limited Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantors and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, including by piercing of the corporate veil, by a claim on or behalf of Parent or Merger Sub. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person including the Guarantors, except as expressly set forth herein. For the avoidance of doubt, none of the Guarantors, Parent, Merger Sub or their respective successors and assigns under the Merger Agreement and this Limited Guarantee shall be Non-Recourse Parties.

9.             GOVERNING LAW; DISPUTE RESOLUTION.

(a)           This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflict of Law principles thereof that would subject such matter to the Laws of another jurisdiction. Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC (the “Rules”) in force at the relevant time and as may be amended by this Section 9. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)           Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 9, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Limited Guarantee is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 9(b) is only applicable to the seeking of interim injunctions and does not otherwise restrict the application of Section 9(a) in any way.

10.           COUNTERPARTS. This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guarantee may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.           THIRD-PARTY BENEFICIARIES. This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein.

12.           MISCELLANEOUS.

(a)           This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantors or any of their Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand. No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantors in writing. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Subject to Section 7, no delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guarantee will operate as a waiver thereof, nor shall any single or partial exercise by any party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantors or any Non-Recourse Party in connection with this Limited Guarantee except as expressly set forth herein by the Guarantors. The Guarantors and their Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guarantee except as expressly set forth herein by the Guaranteed Party.

(b)           Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable by the Guarantors hereunder to the Cap provided in Section 1 hereof and to the provisions of Sections 7 and 8 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c)           The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d)           All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, each Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

GUARANTORS

Michael Tao Song

By:	/s/ Michael Tao Song
Name: Michael Tao Song

Mobi Joy Limited

By:	/s/ Michael Tao Song
Name: Michael Tao Song
Title: Director

Xplane Ltd.

By:	/s/ Michael Tao Song
Name: Michael Tao Song
Title: Director

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

GUARANTEED PARTY

Sky-mobi Limited

By:	/s Wei Zhou
Name: Wei Zhou
Title: Director

Schedule A

Guarantor	Guaranteed Percentage	Guaranteed Amount

Michael Tao Song	2.034%	$40,680.00

Mobi Joy Limited	42.922%	$858,440.00

Xplane Ltd.	55.044%	$1,100,880.00